Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Form S-11 No. 333-223022) of Oaktree Real Estate Income Trust, Inc. of our report dated June 19, 2019 with respect to the statements of revenues and certain expenses of Anzio Apartments included in its Current Report (Form 8-K) dated June 19, 2019 for the year ended December 31, 2018.

Los Angeles, California
June 19, 2019